Exhibit 21.1
DELUXE CORPORATION SUBSIDIARIES
Abacus America, Inc. (California)
All Trade Computer Forms, Inc. (Canada)
BlueGenesis.com Corp. (Nova Scotia)
Direct Checks Unlimited, LLC (Colorado)
Direct Checks Unlimited Sales, Inc. (Colorado)
Deluxe Business Operations, Inc. (Delaware)
Deluxe Enterprise Operations, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Manufacturing Operations, Inc. (Minnesota)
Deluxe Small Business Sales, Inc. (Minnesota)
Dots & Pixels Inc. (Canada)
Hostopia.com, Inc. (Delaware)
Hostopia Ireland Limited (Ireland)
Internet Names for Business Inc. (Canada)
NEBS Business Products Limited (Canada)
NEBS Capital (Canada)
NEBS Payroll Service Limited (Canada)
Nexthaus Corporation (Delaware)
Safeguard Acquisitions, Inc. (Texas)
Safeguard Business Systems, Inc. (Delaware)
Safeguard Business Systems Limited (Canada)
Safeguard Franchise Systems, Inc. (Texas)
Safeguard Holdings, Inc. (Delaware)